Exhibit 3.2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
/s/ Barbara K. Cegavske	20160069861-09
Barbara K. Cegavske	Filing Date and Time
Secretary of State	02/17/2016 8:00 AM
State of Nevada	Entity Number
E0498572015-8

Certificate of Amendment (PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Natural Destiny Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. of the Articles of Incorporation "Authorized Shares", see Annex A attached.

3. The undersigned declare that they constitute at least two-thirds of the following:

(check only one box)             ☐ incorporators             ☒ board of directors

4. Effective date and time of filing: (optional)	Date: 02/05/2016	Time:
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2” x 11” plain sheet with the additional signatures.)

/s/ XIA JIAN RONG
Authorized Signature	Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be a accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-Before
Revised: 1-5-15

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NATURAL DESTINY INC.

Pursuant to NRS 78.380

Annex A

Article 3 "AUTHORIZED SHARES" of the Corporation's Atticles of incorporation is amended and restated in its entirety to read as follows:

Article 3: "This Corporation is authorized to issue two classes of stock to be designated as "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which this Corporation is authorized to issue is Five Hundred Million (500,000,000) shares, par value $0:0001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.0001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Cmporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating; optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adapted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors also, has express authority over any wholly unissued shares."